Exhibit 99.1

NEWS RELEASE

Media Contacts:

Al Butkus (816) 467-3616
Media Relations (816) 467-3000

Investor Relations:

Neala Clark (816) 467-3562

AQUILA SETS EXCHANGE OFFER PRICE

FOR ITS OUTSTANDING PREMIUM INCOME EQUITY SECURITIES

        Kansas City, MO. – July 5, 2005 – Aquila, Inc. (NYSE:ILA) today announced that holders participating in the exchange offer involving its $345 million of 6.75% Premium Income Equity SecuritiesSM (“PIESSM”) will receive a conversion premium of 1.5896 shares of Aquila common stock, in addition to the 8.0386 shares of Aquila common stock per PIES the holders will receive upon optional conversion in accordance with the existing terms and conditions of the PIES. This premium was determined after the close of business on July 1, 2005, in accordance with a formula described in the prospectus relating to the offer. The registration statement for the offer has been declared effective by the U.S. Securities and Exchange Commission.

        Aquila also announced that the scheduled expiration of the offer has been extended to midnight New York City time on July 6, 2005. Holders of PIES must tender their securities for early conversion prior to the expiration if they wish to participate in the exchange offer.

        Union Bank of California, N.A. is exchange agent for the exchange offer. Aquila urges holders of PIES to read its exchange offer materials, including the premium offer prospectus and related letter of transmittal, because they contain important information about the exchange offer. Copies of the premium offer prospectus and related letter of transmittal may be obtained from The Altman Group, Inc., which is serving as the information agent for the exchange offer. The Altman Group’s address and telephone number are as follows:

The Altman Group, Inc.
1275 Valley Brook Avenue
Lyndhurst, NJ 07071
Toll Free: (800) 461-9316

        Credit Suisse First Boston is the dealer manager for the exchange offer. “Premium Income Equity Securities” and “PIES” are service marks of Lehman Brothers Inc.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. At March 31, 2005, Aquila had total assets of $4.7 billion. More information is available at www.aquila.com.

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